CONSULTING AGREEMENT

        This Consulting Agreement (this “Agreement”), dated as of the Effective Date (as hereinafter defined), is entered into by and between Bandag, Incorporated, an Iowa corporation (the “Company”), and Warren W. Heidbreder (“Consultant”).

RECITALS

        WHEREAS, prior to the Effective Date, Consultant was the Vice President, Chief Financial Officer and Secretary of the Company, and in such capacity performed the duties customarily performed by the chief financial officer of a public company, and has had substantial involvement in the operations of the Company; and

        WHEREAS, as of the Effective Date, the Company will terminate the employment of Consultant, thereby triggering the requirement that the Company make the payments to Consultant provided in Section 5 of that certain Severance Agreement between the Company and Consultant, dated May 4, 1999; and

        WHEREAS, prior to the Effective Date, consultant was the owner of shares of the common stock of the Company that had a significant value in connection with the transactions contemplated by the Merger Agreement (the “Merger”); and

        WHEREAS, notwithstanding such termination, the Company believes that Consultant’s expertise and knowledge will enhance the Company’s business following the Merger; and

        WHEREAS, the Company wishes to retain Consultant to perform consulting services and fulfill certain related duties and obligations under the terms and conditions of this Agreement, commencing on the Effective Date; and

        NOW, THEREFORE, in consideration of (a) the mutual covenants and agreements set forth in this Agreement, and (b) other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

        1.    Consulting Services.

            (a)    Capacity. The Company hereby retains Consultant on a non-exclusive basis with respect to the business of the Company and its affiliates for the purpose of, among other things, providing advice and assistance on operational issues relevant to his operational expertise, advice and guidance on administrative matters (such as finance, accounting, information technology, and risk management), advice on obtaining operational and administrative synergies, and the benefit of his institutional memory and knowledge. Consultant hereby accepts such position upon the terms and the conditions set forth herein, and shall perform such duties as may be mutually agreed upon by the President of the Company and Consultant, provided that Consultant shall make himself available in any event to provide consulting services on a substantially full-time basis for the first six (6) months following the Effective Date, and for such time commitment as may be mutually agreed upon by the parties for later periods. The Company may request consulting services from Consultant during the term of this Agreement consistent with Consultant’s time commitment set forth in the preceding sentence.

            (b)    Term and Operation. This Agreement will commence on the Effective Date and shall continue until, and shall end upon, the date that is six (6) months after the Effective Date, or such later date as is agreed to by the parties. This Agreement will terminate automatically on the death of Consultant.

            (c)    Compensation. In consideration of his performance of the consulting services, during the first six months following the Effective Date the Company will reimburse Consultant for such amount that Consultant pays for continuation of Consultant’s coverage under the Company’s group health plan following the Effective Date and will make a monthly payment to Consultant (on or before the fifth business day after the end of each month) in an amount equal to $41,000, and for any remaining period for which the parties agree to extend this Agreement, the Company will pay Consultant $2,460 for each day of consulting services provided by Consultant.

            (d)    Reimbursement of Expenses. The Company shall reimburse Consultant for all reasonable expenses incurred by Consultant in the performance of his duties under this Agreement. Consultant shall not be obligated to make any advance to or for the account of the Company, nor shall Consultant be obligated to incur any expense for the account of the Company without assurance that the necessary funds for the discharge of such expense will be provided. Notwithstanding the foregoing, all significant expenses to be incurred by Consultant in connection with this Agreement shall require the prior approval of the President of the Company.

        2.    Competitive Activity; Confidentiality; Nonsolicitation.

            (a)    Acknowledgements and Agreements. Consultant hereby acknowledges and agrees that in the performance of Consultant’s services for the Company during the term of this Agreement, Consultant will be brought into frequent contact with existing and potential customers of the Company throughout the world. Consultant also agrees that trade secrets and confidential information of the Company, more fully described in subparagraph 2(e)(i), gained by Consultant during Consultant’s association with the Company, have been developed by the Company through substantial expenditures of time, effort and money and constitute valuable and unique property of the Company. Consultant further understands and agrees that the foregoing makes it necessary for the protection of the Company’s Business that Consultant not compete with the Company during the term of this Agreement and not compete with the Company for a reasonable period thereafter, as further provided in the following subparagraphs.

            (b)    Covenants.

(i) Competition. During the term of this Agreement and for a period of two (2) years from the termination thereof, Consultant will not compete with the Company’s Business anywhere in the world. In accordance with this restriction, but without limiting its terms, during that period, Consultant will not:

(A)	enter into or engage in any business which competes with the Company’s Business;

(B)	solicit customers, business, patronage or orders for, or sell, any products or services in competition with, or for any business that competes with, the Company’s Business;

(C)	divert, entice or otherwise take away any customers, business, patronage or orders of the Company or attempt to do so; or

(D)	promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company’s Business.

(ii) Indirect Competition. For the purposes of subparagraphs 2(b)(i) and (ii) inclusive, but without limitation thereof, Consultant will be in violation thereof if Consultant engages in any or all of the activities set forth therein directly as an individual on Consultant’s own account, or indirectly as a partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity, or as a stockholder of any corporation in which Consultant or Consultant’s spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than five percent (5%) of the outstanding stock.

(iii) If it shall be judicially determined that Consultant has violated this subparagraph 2(b), then the period applicable to each obligation that Consultant shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which such violation(s) occurred.

            (c)    The Company. For purposes of this paragraph 2, the Company shall include any and all direct and indirect subsidiary, parent, affiliated, or related companies of the Company.

            (d)    Non-Solicitation. Consultant will not directly or indirectly at any time, attempt to disrupt, damage, impair or interfere with the Company’s Business by raiding any of the Company’s employees or soliciting any of them to resign from their employment by the Company, or by disrupting the relationship between the Company and any of its consultants, agents, representatives or vendors. Consultant acknowledges that this covenant is necessary to enable the Company to maintain a stable workforce and remain in business.

            (e)    Further Covenants.

(i) Consultant will keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available or, except in the course of Consultant’s performance of services for the Company, use any trade secrets or confidential business and technical information of the Company or its customers or vendors, without limitation as to when or how Consultant may have acquired such information. Such confidential information shall include, without limitation, the Company’s unique selling, manufacturing and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information. Consultant specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of Consultant and whether compiled by the Company, and/or Consultant, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by Consultant during the term of this Agreement (except in the course of performing services for the Company) or after the termination of this Agreement shall constitute a misappropriation of the Company’s trade secrets.

(ii) Consultant agrees that upon termination of Consultant’s performance of services, for any reason, Consultant shall return to the Company, in good condition, all property of the Company, including without limitation, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in subparagraph 2(e)(i) of this Agreement. In the event that such items are not so returned, the Company will have the right to charge Consultant for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering such property.

            (f)    Discoveries and Inventions; Work Made for Hire.

(i) Consultant agrees that upon conception and/or development of any idea, discovery, invention, improvement, software, writing or other material or design that: (A) relates to the business of the Company, or (B) relates to the Company’s actual or demonstrably anticipated research or development, or (C) results from any services performed by Consultant for the Company, Consultant will assign to the Company the entire right, title and interest in and to any such idea, discovery, invention, improvement, software, writing or other material or design. Consultant has no obligation to assign any idea, discovery, invention, improvement, software, writing or other material or design that Consultant conceives and/or develops entirely on Consultant’s own time without using the Company’s equipment, supplies, facilities, or trade secret information unless the idea, discovery, invention, improvement, software, writing or other material or design either: (x) relates to the business of the Company, or (y) relates to the Company’s actual or demonstrably anticipated research or development, or (z) results from any work performed by Consultant for the Company. Consultant agrees that any idea, discovery, invention, improvement, software, writing or other material or design that relates to the business of the Company or relates to the Company’s actual or demonstrably anticipated research or development which is conceived or suggested by Consultant, either solely or jointly with others, within one (1) year following termination of this Agreement or any successor agreements shall be presumed to have been so made, conceived or suggested in the course of Consultant’s performance of services hereunder with the use of the Company’s equipment, supplies, facilities, and/or trade secrets.

(ii) In order to determine the rights of Consultant and the Company in any idea, discovery, invention, improvement, software, writing or other material, and to insure the protection of the same, Consultant agrees that during the term of this Agreement, and for one (1) year after the termination thereof, Consultant will disclose immediately and fully to the Company any idea, discovery, invention, improvement, software, writing or other material or design conceived, made or developed by Consultant solely or jointly with others. The Company agrees to keep any such disclosures confidential. Consultant also agrees to record descriptions of all work in the manner directed by the Company and agrees that all such records and copies, samples and experimental materials will be the exclusive property of the Company. Consultant agrees that at the request of and without charge to the Company, but at the Company’s expense, Consultant will execute a written assignment of the idea, discovery, invention, improvement, software, writing or other material or design to the Company and will assign to the Company any application for letters patent or for trademark registration made thereon, and to any common-law or statutory copyright therein; and that Consultant will do whatever may be necessary or desirable to enable the Company to secure any patent, trademark, copyright, or other property right therein in the United States and in any foreign country, and any division, renewal, continuation, or continuation in part thereof, or for any reissue of any patent issued thereon. In the event the Company is unable, after reasonable effort, and in any event after ten business days, to secure Consultant’s signature on a written assignment to the Company of any application for letters patent or to any common-law or statutory copyright or other property right therein, whether because of Consultant’s physical or mental incapacity or for any other reason whatsoever, Consultant irrevocably designates and appoints the General Counsel of the Company as Consultant’s attorney-in-fact to act on Consultant’s behalf to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, copyright or trademark.

(iii) Consultant acknowledges that, to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, “items”), including without limitation, any and all such items generated and maintained on any form of electronic media, generated by Consultant during the term of this Agreement shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items shall belong to the Company. The item will recognize the Company as the copyright owner, will contain all proper copyright notices, e.g., “(creation date) [Company Name], All Rights Reserved,” and will be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.

            (g)    Communication of Contents of Agreement. During the term of this Agreement and for two (2) years after the termination thereof, Consultant will communicate the contents of paragraph 2 of this Agreement to any person, firm, association, partnership, corporation or other entity that Consultant intends to be employed by, associated with, or represent.

            (h)    Confidentiality Agreements. Consultant agrees that Consultant shall not disclose to the Company or induce the Company to use any secret or confidential information belonging to Consultant’s former employers. Except as indicated, Consultant warrants that Consultant is not bound by the terms of a confidentiality agreement or other agreement with a third party that would preclude or limit Consultant’s right to perform services for the Company and/or to disclose to the Company any ideas, inventions, discoveries, improvements or designs or other information that may be conceived during the term of this Agreement. Consultant agrees to provide the Company with a copy of any and all agreements with a third party that preclude or limit Consultant’s right to make disclosures or to engage in any other activities contemplated by this Agreement.

            (i)    Relief. Consultant acknowledges and agrees that the remedy at law available to the Company for breach of any of Consultant’s obligations under this Agreement would be inadequate. Consultant therefore agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in subparagraphs 2(b), 2(d), 2(e), 2(f), 2(g) and 2(h) inclusive, of this Agreement, without the necessity of proof of actual damage.

            (j)    Reasonableness. Consultant acknowledges that Consultant’s obligations under this paragraph 2 are reasonable in the context of the nature of the Company’s Business and the competitive injuries likely to be sustained by the Company if Consultant were to violate such obligations. Consultant further acknowledges that this Agreement is made in consideration of, and is adequately supported by the agreement of the Company to perform its obligations under this Agreement and by other consideration, which Consultant acknowledges constitutes good, valuable and sufficient consideration.

            (k)    Company’s Business. For purposes of this Agreement, “Company’s Business” means any of the following (i) the production, manufacture and sale of precured tread rubber, equipment and supplies for the retreading of tires for trucks, buses, industrial equipment and off-road equipment; (ii) the sale and service as a business organization with annual sales in excess of $5 millionof new and retread tires to commercial and industrial customers; and (iii) the provision as a business organization with annual sales in excess of $5 million of tire management or quick-service truck lubrication services.

        3.    Independent Contractor. During the term of this Agreement, Consultant will at all times be and remain an independent contractor. Consultant shall be free to exercise Consultant’s own judgment as to the manner and method of providing the consulting services to the Company, subject to applicable laws and requirements reasonably imposed by the Company. Consultant shall report to the President of the Company with respect to the consulting services provided by Consultant to the Company hereunder. Consultant acknowledges and agrees that, during the term of this Agreement, Consultant will not be treated as an employee of the Company or any of its affiliates for purposes of federal, state, local or foreign income tax withholding, nor unless otherwise specifically provided by law, for purposes of the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act or any Worker’s Compensation law of any state or country and for purposes of benefits provided to employees of the Company or any of its affiliates under any employee benefit plan. Consultant acknowledges and agrees that as an independent contractor, Consultant will be required, during the term of this Agreement, to pay any applicable taxes on the fees paid to Consultant. Consultant shall indemnify, hold harmless and defend the Company for all tax and other liabilities (including, without limitation, reasonable fees and expenses of attorneys and other professionals) arising out of or relating to Consultant’s failure to report and pay all employment income taxes or other taxes due on taxable amounts paid to or on behalf of Consultant by the Company.

        4.    Survival. Subject to any limits on applicability contained therein, paragraph 2 hereof shall survive and continue in full force in accordance with its terms notwithstanding any termination of this Agreement.

        5.    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect under any applicable law, such invalidity or unenforceability shall not affect any other provision, but this Agreement shall be reformed, construed and enforced as if such invalid or unenforceable provision had never been contained herein.

        6.    Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

        7.    Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.

        8.    Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Consultant, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Consultant hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided such transferee or successor assumes the liabilities of the Company hereunder.

        9.    Choice of Law. This Agreement shall be governed by, and construed in accordance with, the internal, substantive laws of the State of Iowa. Consultant agrees that the state and federal courts located in the State of Iowa shall have jurisdiction in any action, suit or proceeding against Consultant based on or arising out of this Agreement and Consultant hereby: (a) submits to the personal jurisdiction of such courts; (b) consents to service of process in connection with any action, suit or proceeding against Consultant; and (c) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.

        10.    Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Consultant, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

        11.    Operation of Agreement. This Agreement will be binding immediately upon its execution, but, notwithstanding any provision of this Agreement to the contrary, this Agreement will not become effective or operative (and neither party will have any obligation hereunder) until the date on which the transactions contemplated by the Agreement and Plan of Merger by and among Grip Acquisition Corporation, Bridgestone Americas Holding, Inc., and Bandag, Incorporated dated as of December 5, 2006 (the “Merger Agreement”) are consummated (the “Effective Date”).

        12.    Payments Under Severance Agreement. To the extent required by Code Section 409A to avoid an additional 20% tax, the monthly payments due Consultant under that certain Severance Agreement between the Company and Consultant, dated May 4, 1999 will be delayed until the first day of the seventh (7th) month following the month in which the Consultant’s “separation from service” occurs, and in such event, all monthly payments that would have otherwise been paid during such period shall be accumulated and paid in a lump sum on such date and the remaining monthly payments shall commence on such date. It is further understood that for this purpose, the time at which the Consultant will be considered to have separated from service will be at the time the Consultant has incurred a “separation from service” within the meaning of Code Section 409A.

[SIGNATURES ON FOLLOWING PAGE]

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

BANDAG, INCORPORATED
By: /s/ Martin G. Carver
Name: Martin G. Carver
Title: Chairman of the Board, Chief Executive Officer and President
/s/ Warren W. Heidbreder
Warren W. Heidbreder, in his individual capacity